Exhibit 99.1

FOR IMMEDIATE RELEASE

HARRY H. FRAMPTON, III ELECTED TO BOARD OF DIRECTORS OF
THE ST. JOE COMPANY (NYSE: JOE)

Jacksonville, Florida — (August 10, 2005) — The St. Joe Company (NYSE: JOE) announced today that Harry H. Frampton, III has been elected to its Board of Directors.

Frampton, 61, is managing partner of East West Partners, a company specializing in resort real estate development. Presently East West Partners has significant projects in Vail, Beaver Creek and Breckenridge in Colorado. Additional major resort properties are in North Lake Tahoe, California and Deer Valley, Utah. Finally, East West Partners is developing Riverfront Park, a 2500 unit residential community in Denver. He is also a principal of Slifer Smith & Frampton Real Estate. From 1982 to 1986, he was President of Vail Associates, Inc., the creators of Vail and Beaver Creek Mountain resorts in Colorado.

In 1976, Frampton became President of The Brandermill Group in Richmond, Virginia. Prior to 1976, he served in various capacities, including Executive Vice President and a member of the Board of Directors of Sea Pines Company. He is currently Chairman of the Board of the Vail Valley Foundation, the past Chairman of the Urban Land Institute and presently a trustee, and a member of the Clemson Foundation Board of Directors.

The St. Joe Company, a publicly held company based in Jacksonville, is one of Florida’s largest real estate operating companies. It is engaged in town, resort, commercial and industrial development, land sales and commercial real estate services. JOE also has significant interests in timber.

More information about JOE can be found at our web site at http://www.joe.com.

# # #

Copyright 2005, The St. Joe Company. “St. Joe,” “JOE” and the “taking flight” design are service marks of The St. Joe Company.